Exhibit 99.1

IAC REPORTS Q4 2018 — FULL YEAR REVENUE UP 29% TO MORE THAN $4 BILLION

NEW YORK— February 7, 2019—IAC (NASDAQ: IAC) released its fourth quarter and full year 2018 results today and separately posted a letter to shareholders from IAC’s CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q4 2018	Q4 2017	Growth	FY 2018	FY 2017	Growth

Revenue	$1,104.1	$950.6	16%	$4,262.9	$3,307.2	29%
Operating income	133.9	94.4	42%	565.1	188.5	200%
Net earnings	191.8	32.8	485%	627.0	304.9	106%
GAAP Diluted EPS	2.04	0.37	446%	6.59	3.18	107%
Adjusted EBITDA	268.0	191.2	40%	988.8	575.3	72%

See reconciliations of GAAP to non-GAAP measures beginning on page 14.

Q4 2018 HIGHLIGHTS

•                  Full year 2018 net cash provided by operations increased $571.4 million to $988.1 million and Free Cash Flow increased $561.3 million to $902.5 million.

•                  ANGI Homeservices revenue increased 25% to $279.0 million and pro forma revenue (excluding deferred revenue write-offs in connection with the Angie’s List transaction and Handy acquisition) increased 21%.  Excluding Angie’s List and Handy transaction-related items, operating income was $41.1 million and Adjusted EBITDA was $68.7 million, which represents a 25% Adjusted EBITDA margin.

•                  Excluding Angie’s List and Handy transaction-related items, full year 2018 operating income was $149.2 million and full year 2018 Adjusted EBITDA was $260.3 million.

•                  Match Group total Average Subscribers increased 17% to 8.2 million.  Tinder Average Subscribers were 4.3 million, increasing 233,000 sequentially and 1.2 million year-over-year.

•                  Vimeo revenue increased 28% to $44.2 million due to average revenue per user growth of 22% and subscriber growth of 9% to 952,000.

•                  Dotdash revenue increased 32% to $40.2 million in Q4 2018.  For the full year 2018, operating income was $18.8 million (compared to a loss of $15.7 million in 2017) and Adjusted EBITDA was $21.4 million (compared to a loss of $2.8 million in 2017).

•                  At Applications, Mobile increased revenue to $45.0 million, comprising 29% of total segment revenue in the quarter, and ended 2018 with 3.4 million subscribers.  Total segment operating income was $3.3 million and Adjusted EBITDA was $34.7 million.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q4 2018	Q4 2017	Growth
Revenue
Match Group	$457.3	$378.9	21%
ANGI Homeservices	279.0	223.2	25%
Vimeo	44.2	34.5	28%
Dotdash	40.2	30.4	32%
Applications	153.3	138.8	10%
Emerging & Other	130.2	144.9	-10%
Inter-segment eliminations	(0.1)	(0.1)	35%
	$1,104.1	$950.6	16%
Operating Income (Loss)
Match Group	$151.0	$127.7	18%
ANGI Homeservices (a) (b)	17.9	(33.9)	NM
Vimeo	(10.1)	(8.1)	-25%
Dotdash	11.8	4.9	140%
Applications	3.3	28.9	-89%
Emerging & Other	6.5	11.3	-43%
Corporate	(46.5)	(36.5)	-27%
	$133.9	$94.4	42%
Adjusted EBITDA
Match Group	$175.6	$153.2	15%
ANGI Homeservices (a) (b)	66.2	16.2	307%
Vimeo	(8.4)	(6.3)	-32%
Dotdash	12.5	6.3	99%
Applications	34.7	30.2	15%
Emerging & Other	7.4	12.5	-40%
Corporate	(20.0)	(20.8)	4%
	$268.0	$191.2	40%

(a) Q4 2018 operating income of $17.9 million at ANGI Homeservices includes $18.8 million in stock-based compensation expense and $0.1 million of other transaction-related items in connection with the Angie’s List transaction as well as $1.9 million in stock-based compensation expense and $2.4 million in transaction-related items in connection with the Handy acquisition; excluding these items, operating income would have been $41.1 million and Adjusted EBITDA would have been $68.7 million.

(b) Q4 2017 operating loss of $33.9 million at ANGI Homeservices includes $25.1 million in stock-based compensation expense and $22.0 million of other transaction-related items in connection with the Angie’s List transaction.

Match Group

•                  Revenue growth was due primarily to increased subscribers and ARPU at Tinder, partially offset by unfavorable foreign exchange effects.

•                  Operating income and Adjusted EBITDA grew slower than revenue due to higher cost of revenue, due to in-app purchase fees as revenue is increasingly sourced through mobile app stores, and higher legal costs.

Please refer to the Match Group Q4 2018 earnings release and the related investor presentation referenced therein for further detail.

ANGI Homeservices

•                  Revenue increased 25% to $279.0 million driven by:

•                  37% Marketplace growth driven by a 24% increase in service requests to 5.3 million, an 18% increase in paying service professionals to 214,000 and a 16% increase in revenue per paying service professional (compared to 14% growth in Q3 2018)

•                  13% growth in Europe

•                  Pro forma revenue (excluding deferred revenue write-offs in connection with the Angie’s List transaction and Handy acquisition) increased 21% to $279.5 million.

•                  Operating income was $17.9 million in Q4 2018 compared to an operating loss of $33.9 million in Q4 2017 driven primarily by Adjusted EBITDA of $66.2 million in Q4 2018 compared to $16.2 million in Q4 2017.

•                  Items impacting Q4 2018

•                  Lower selling and marketing expense as a percentage of revenue

•                  $1.7 million in CEO-transition compensation-related expenses

•                  $0.4 million deferred revenue write-offs and $2.0 million in transaction-related costs in connection with the Handy acquisition

•                  Items impacting Q4 2017

•                  $7.6 million deferred revenue write-offs in connection with the Angie’s List transaction

•                  $14.4 million of severance, retention, transaction and integration-related costs in connection with the Angie’s List transaction

Please refer to the ANGI Homeservices Q4 2018 earnings release for further detail.

Vimeo

•                  Revenue increased 28% to $44.2 million driven by a 22% increase in average revenue per subscriber and a 9% increase in ending subscribers to 952,000.

•                  Operating loss increased 25% to $10.1 million and Adjusted EBITDA loss increased 32% to $8.4 million due primarily to higher marketing and legal costs, partially offset by higher Gross Profit margins (60% in Q4 2018 compared to 56% in Q4 2017).

Dotdash

•                  Revenue increased 32% to $40.2 million due to strong advertising growth across several verticals, particularly Verywell and The Spruce, as well as growth in affiliate commerce commissions.

•                  Operating income increased 140% to $11.8 million and Adjusted EBITDA increased 99% to $12.5 million, faster than revenue due to operating leverage across several expense categories.

Applications

•                  Revenue increased 10% to $153.3 million due to a 277% increase in Mobile, partially offset by a 15% decline in Desktop.

•                  Mobile revenue growth was driven by 136% growth related to the ongoing transition to subscription products, higher marketing and new products.  Mobile revenue growth was also attributable to iTranslate (acquired in Q1 2018), Daily Burn (moved to Applications effective April 1, 2018) and TelTech (acquired in Q4 2018).

•                  The lower Desktop revenue was driven by continued Partnerships declines as well as lower Consumer queries due primarily to the Google Chrome browser policy change in September 2018.

•                  Operating income decreased $25.6 million due primarily to an intangible asset impairment charge of $27.7 million related to a trade name and trademark at the Desktop business, partially offset by a 15% increase in Adjusted EBITDA to $34.7 million.

Emerging & Other

•                  Revenue decreased 10% to $130.2 million due primarily to the sales of Electus and Dictionary.com in Q4 2018, IAC Films and Daily Burn (moved to Applications effective April 1, 2018), partially offset by higher revenue from Ask Media Group and BlueCrew (acquired in Q1 2018).

•                  Operating income decreased 43% to $6.5 million and Adjusted EBITDA decreased 40% to $7.4 million due primarily to the sales of Dictionary.com and Electus and investment in BlueCrew.

Corporate

Operating loss increased $10.0 million due primarily to a $10.7 million increase in stock-based compensation expense, due primarily to a mark-to-market adjustment and the modification of certain awards in connection with asset sales during the quarter.

Other income, net

Other income, net in Q4 2018 includes $120.6 million related to the pre-tax gains on the sales of Dictionary.com, Electus, Felix and CityGrid.

Income Taxes

In Q4 2018, the Company recorded an income tax provision of $19.7 million for an effective income tax rate of 8%, which is lower than the statutory rate of 21% due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

In Q4 2017, the Company recorded an income tax provision of $31.8 million for an effective income tax rate of 58%, which is higher than the statutory rate of 21% due primarily to the one-time transition tax on foreign earnings, partially offset by excess tax benefits generated by the exercise and vesting of stock-based awards.

The Company does not expect to be a full US federal cash income tax payer until 2022, which is in line with previous estimates.  The ultimate timing is dependent primarily on the performance of the Company and the amount and timing of tax deductions related to stock-based awards.

Free Cash Flow

For the twelve months ended December 31, 2018, Free Cash Flow increased $561.3 million to $902.5 million due primarily to higher Adjusted EBITDA and favorable working capital.

	Twelve Months Ended December 31,
($ in millions, rounding differences may occur)	2018	2017
Net cash provided by operating activities	$988.1	$416.7
Capital expenditures	(85.6)	(75.5)
Free Cash Flow	$902.5	$341.2

CONFERENCE CALL

IAC executives will participate in the ANGI Homeservices quarterly conference call to answer questions regarding IAC on Friday, February 8, 2019, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the public at www.iac.com/Investors or ir.angihomeservices.com.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2018:

•                  IAC had 83.8 million common and Class B common shares outstanding.

•                  On a consolidated basis, the Company had $2.3 billion in cash and cash equivalents and marketable securities, of which IAC held $1.7 billion, Match Group held $187.0 million and ANGI Homeservices held $361.9 million.

•                  On a consolidated basis, the Company had $2.3 billion in long-term debt, of which IAC owed $552.0 million, Match Group owed $1.5 billion and ANGI Homeservices owed $261.3 million.

•                  IAC has a $250 million revolving credit facility, Match Group has a $500 million revolving credit facility and ANGI Homeservices has a $250 million revolving credit facility.  As of December 31, 2018, Match Group had $260 million outstanding under its credit facility; $75 million has been repaid since December 31, 2018. The IAC and ANGI credit facilities were undrawn as of December 31, 2018 and currently remain undrawn.

IAC currently has 8.0 million shares remaining in its stock repurchase authorization.

Match Group currently has 2.9 million shares remaining in its stock repurchase authorization.

On February 6, 2019, the Board of Directors of ANGI Homeservices authorized ANGI Homeservices to repurchase up to 15 million shares of its common stock.

IAC, Match Group and ANGI Homeservices may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

For Match Group as of December 31, 2018, IAC’s economic interest was 81.1% and IAC’s voting interest was 97.6%.  IAC held 225.7 million shares.

For ANGI Homeservices as of December 31, 2018, IAC’s economic interest was 83.9% and IAC’s voting interest was 98.1%.  IAC held 421.1 million shares.

OPERATING METRICS

(rounding differences may occur)

	Q4 2018	Q4 2017	Growth
Match Group

Revenue ($ in millions)
Direct Revenue (a)
North America (b)	$235.3	$200.6	17%
International (c)	209.8	163.3	28%
Total Direct Revenue (a)	$445.2	$364.0	22%
Indirect Revenue	12.2	14.9	-18%
Total Revenue	$457.3	$378.9	21%

Average Subscribers (in thousands) (d)
North America (b)	4,265	3,816	12%
International (c)	3,968	3,228	23%
Total Average Subscribers	8,233	7,044	17%

ARPU(e)
North America (b)	$0.59	$0.57	5%
International (c)	$0.56	$0.54	5%
Total ARPU	$0.58	$0.55	4%

ANGI Homeservices

Revenue ($ in millions)

As Reported
Marketplace (f)	$191.1	$139.4	37%
Advertising & Other (g)	70.9	68.8	3%
Total North America	$262.0	$208.2	26%
Europe	16.9	15.0	13%
Total ANGI Homeservices revenue	$279.0	$223.2	25%

Pro Forma (h)
Marketplace (f)	$191.5	$139.4	37%
Advertising & Other (g)	71.1	76.5	-7%
Total North America	$262.6	$215.9	22%
Europe	16.9	15.0	13%
Total ANGI Homeservices revenue	$279.5	$230.9	21%

Other ANGI Homeservices metrics
Marketplace Service Requests (in thousands) (f)(i)	5,254	4,227	24%
Marketplace Paying Service Professionals (in thousands) (f)(j)	214	181	18%
Marketplace Revenue per Paying Service Professional (f)(k)	$895	$771	16%
Advertising Service Professionals (in thousands) (l)	36	45	-20%

See notes on following page

OPERATING METRICS — continued

	Q4 2018	Q4 2017	Growth
Vimeo
Revenue ($ in millions)
Platform (m)	$40.2	$30.9	30%
Hardware (n)	4.0	3.7	9%
Total Revenue	$44.2	$34.5	28%

Vimeo Ending Subscribers (in thousands) (o)	952	873	9%

Applications
Revenue ($ in millions)
Desktop (p)	$108.2	$126.8	-15%
Mobile (q)	45.0	12.0	277%
Total Revenue	$153.3	$138.8	10%

(a)         Direct Revenue includes both subscription and à la carte revenue that is received directly from an end user of our products.

(b)         North America consists of our businesses for users located in the United States and Canada.

(c)          International consists of our businesses for users located outside of the United States and Canada.

(d)         Average Subscribers is calculated by summing the number of Subscribers at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.  A Subscriber is a user who purchases a subscription to one of our products.  Users who purchase only à la carte features do not qualify as Subscribers.

(e)          ARPU, or Average Revenue per Subscriber, is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte revenue from Subscribers) divided by the Average Subscribers in such period divided by the number of calendar days in such period.  Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

(f)            Reflects the HomeAdvisor and Handy domestic marketplace service, including consumer connection revenue for consumer matches, membership subscription revenue from service professionals and revenue from completed jobs sourced through the Handy platform.  It excludes revenue from Angie’s List, mHelpDesk, HomeStars and Felix.

(g)         Includes Angie’s List revenue (revenue from service professionals under contract for advertising and membership subscription fees from consumers) as well as revenue from mHelpDesk, HomeStars and Felix.

(h)         Pro forma results exclude deferred revenue write-offs of $0.5 million in Q4 2018 in connection with the Angie’s List transaction and Handy acquisition and $7.6 million in Q4 2017 in connection with the Angie’s List transaction.

(i)            Fully completed and submitted domestic customer service requests to HomeAdvisor and completed jobs sourced through the Handy platform.

(j)            The number of HomeAdvisor and Handy domestic service professionals that had an active subscription and/or paid for consumer matches or completed a job sourced through the Handy platform in the last month of the period.  An active HomeAdvisor subscription is a subscription for which HomeAdvisor was recognizing revenue on the last day of the relevant period.

(k)          Pro forma Marketplace quarterly revenue divided by Marketplace Paying Service Professionals.

(l)            Reflects the total number of Angie’s List service professionals under contract for advertising at the end of the period.

(m)       Platform Revenue primarily includes subscription SaaS and other related revenue from Vimeo subscribers.

(n)         Hardware Revenue includes sales of our live streaming accessories.

(o)         The number of subscribers to Vimeo’s SaaS video tools at the end of the period.

(p)         Desktop is comprised of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

(q)         Mobile includes Apalon, iTranslate, TelTech and Daily Burn and is comprised primarily of revenue generated by mobile applications distributed through iOS and Android.

DILUTIVE SECURITIES

IAC has various dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	2/1/19	Dilution at:
Share Price			$211.09	$215.00	$220.00	$225.00	$230.00

Absolute Shares as of 2/1/19	83.8		83.8	83.8	83.8	83.8	83.8

RSUs	0.6		0.2	0.2	0.2	0.2	0.2
Non-publicly traded subsidiary denominated equity awards	0.2		0.1	0.1	0.1	0.0	0.0
Options	5.8	$62.97	3.1	3.1	3.2	3.2	3.2
Warrants	3.4	$229.70	0.0	0.0	0.0	0.0	0.0
Total Dilution			3.3	3.3	3.4	3.4	3.4
% Dilution			3.8%	3.8%	3.9%	3.9%	3.9%
Total Diluted Shares Outstanding			87.1	87.1	87.2	87.2	87.2

The dilutive securities calculation in the above table is different from GAAP dilution, which is calculated based on the treasury method, and is based on the following assumptions:

RSUs and subsidiary denominated equity awards (excluding all ANGI Homeservices and Match Group and their subsidiary denominated awards) — These awards are settled on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, in each case assuming a withholding tax rate of 50%.  Withholding taxes paid by the Company on behalf of the employees upon vesting or exercise would have been $65.0 million, assuming a stock price of $211.09 and a 50% withholding rate.  In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares.

Upon exercise, if the Company decided to issue a sufficient number of shares to cover the $65.0 million employee withholding tax obligation above, 0.3 million additional shares would be issued.

Options — The cash generated from the exercise of all vested and unvested options, consisting of (a) the option exercise price and (b) the estimated income tax benefit from the tax deduction received upon the exercise of IAC options, is assumed to be used to repurchase IAC shares.

If options were net settled for employee withholding taxes at a 50% withholding rate, the dilution in the table shown above would be reduced by 2.0 million shares (1.3 million for vested options and 0.8 million for unvested options) and the withholding taxes paid by the Company on behalf of the employees would be $428.9 million ($270.3 million for vested options and $158.6 million for unvested options).

Exchangeable Senior Notes — No dilution is reflected in the table above for the 0.875% Exchangeable Senior Notes issued on October 2, 2017, which are exchangeable into IAC common shares at an initial conversion price of approximately $152.18 per share, because any dilution is offset by the assumed exercise of the bond hedge, which was purchased upon issuance of the Exchangeable Senior Notes.

ANGI Homeservices and Match Group Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices and Match Group equity awards can be settled either in IAC common shares or the common shares of these subsidiaries, at IAC’s election.  For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices and Match Group common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Revenue	$1,104,103	$950,585	$4,262,892	$3,307,239
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	253,722	199,727	911,146	651,008
Selling and marketing expense	360,146	357,827	1,519,440	1,381,221
General and administrative expense	210,629	189,860	774,079	719,257
Product development expense	79,207	70,044	309,329	250,879
Depreciation	18,373	18,775	75,360	74,265
Amortization of intangibles	48,106	19,992	108,399	42,143
Total operating costs and expenses	970,183	856,225	3,697,753	3,118,773

Operating income	133,920	94,360	565,139	188,466

Interest expense	(27,856)	(30,739)	(109,327)	(105,295)
Other income (expense), net	131,111	(8,513)	305,746	(16,213)
Earnings before income taxes	237,175	55,108	761,558	66,958
Income tax (provision) benefit	(19,698)	(31,759)	(3,811)	291,050
Net earnings	217,477	23,349	757,747	358,008
Net (earnings) loss attributable to noncontrolling interests	(25,725)	9,455	(130,786)	(53,084)
Net earnings attributable to IAC shareholders	$191,752	$32,804	$626,961	$304,924

Per share information attributable to IAC shareholders:
Basic earnings per share	$2.29	$0.40	$7.52	$3.81
Diluted earnings per share	$2.04	$0.37	$6.59	$3.18

Stock-based compensation expense by function:
Cost of revenue	$545	$492	$2,482	$1,881
Selling and marketing expense	2,264	6,898	7,943	31,318
General and administrative expense	53,767	39,834	188,510	192,957
Product development expense	9,838	10,032	39,485	38,462
Total stock-based compensation expense	$66,414	$57,256	$238,420	$264,618

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	December 31,	December 31,
	2018	2017
ASSETS

Cash and cash equivalents	$2,131,632	$1,630,809
Marketable securities	123,665	4,995
Accounts receivable, net of allowance and reserves	279,189	304,027
Other current assets	228,253	185,374
Total current assets	2,762,739	2,125,205

Property and equipment, net of accumulated depreciation and amortization	318,800	315,170
Goodwill	2,726,859	2,559,066
Intangible assets, net of accumulated amortization	631,422	663,737
Long-term investments	235,055	64,977
Deferred income taxes	64,786	66,321
Other non-current assets	134,924	73,334
TOTAL ASSETS	$6,874,585	$5,867,810

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Current portion of long-term debt	$13,750	$13,750
Accounts payable, trade	74,907	76,571
Deferred revenue	360,015	342,483
Accrued expenses and other current liabilities	434,886	366,924
Total current liabilities	883,558	799,728

Long-term debt, net	2,245,548	1,979,469
Income taxes payable	37,584	25,624
Deferred income taxes	23,600	35,070
Other long-term liabilities	66,807	38,229

Redeemable noncontrolling interests	65,687	42,867

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Common stock	262	261
Class B convertible common stock	16	16
Additional paid-in capital	12,022,387	12,165,002
Retained earnings	1,258,794	595,038
Accumulated other comprehensive loss	(128,722)	(103,568)
Treasury stock	(10,309,612)	(10,226,721)
Total IAC shareholders’ equity	2,843,125	2,430,028
Noncontrolling interests	708,676	516,795
Total shareholders’ equity	3,551,801	2,946,823
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,874,585	$5,867,810

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Twelve Months Ended December 31,
	2018	2017

Cash flows from operating activities:
Net earnings	$757,747	$358,008
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	238,420	264,618
Amortization of intangibles	108,399	42,143
Depreciation	75,360	74,265
Bad debt expense	48,445	28,930
Deferred income taxes	(34,679)	(285,278)
Unrealized gains on equity securities, net	(124,170)	—
Gains from the sale of businesses and investments, net	(147,829)	(32,673)
Other adjustments, net	15,763	61,647
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(34,828)	(115,169)
Other assets	(44,557)	5,688
Accounts payable and other liabilities	53,555	(25,289)
Income taxes payable and receivable	27,034	655
Deferred revenue	49,468	39,154
Net cash provided by operating activities	988,128	416,699
Cash flows from investing activities:
Acquisitions, net of cash acquired	(64,496)	(146,553)
Capital expenditures	(85,634)	(75,523)
Proceeds from maturities and sales of marketable debt securities	333,600	114,350
Purchases of marketable debt securities	(449,676)	(29,891)
Net proceeds from the sale of businesses and investments	136,719	185,778
Purchases of investments	(52,980)	(9,106)
Other, net	9,027	2,994
Net cash (used in) provided by investing activities	(173,440)	42,049
Cash flows from financing activities:
Proceeds from issuance of IAC debt	—	517,500
Repurchases of IAC debt	(363)	(393,464)
Proceeds from issuance of Match Group debt	260,000	525,000
Principal payments on Match Group debt	—	(445,172)
Borrowing under ANGI Homeservices Term Loan	—	275,000
Principal payments on ANGI Homeservices Term Loan	(13,750)	—
Purchase of exchangeable note hedge	—	(74,365)
Proceeds from issuance of warrants	—	23,650
Debt issuance costs	(5,449)	(33,744)
Purchase of IAC treasury stock	(82,891)	(56,424)
Purchase of Match Group treasury stock	(133,455)	—
Proceeds from the exercise of IAC stock options	41,700	82,397
Proceeds from the exercise of Match Group and ANGI Homeservices stock options	4,705	61,095
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(18,982)	(93,832)
Withholding taxes paid on behalf of Match Group and ANGI Homeservices employees on net settled stock-based awards	(237,564)	(264,323)
Purchase of Match Group stock-based awards	—	(272,459)
Dividends paid to Match Group noncontrolling interests	(105,126)	—
Purchase of noncontrolling interests	(16,063)	(15,439)
Acquisition-related contingent consideration payments	(185)	(27,289)
Other, net	(5,375)	(5,000)
Net cash used in financing activities	(312,798)	(196,869)
Total cash provided	501,890	261,879
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,887)	11,604
Net increase in cash, cash equivalents, and restricted cash	500,003	273,483
Cash, cash equivalents, and restricted cash at beginning of period	1,633,682	1,360,199
Cash, cash equivalents, and restricted cash at end of period	$2,133,685	$1,633,682

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended December 31, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$151.0	$16.2	$7.9	$0.4	$0.1	$175.6
ANGI Homeservices	17.9	27.6	6.1	14.5	—	66.2
Vimeo	(10.1)	—	0.3	1.4	—	(8.4)
Dotdash	11.8	—	0.2	0.4	—	12.5
Applications	3.3	—	0.5	29.8	1.1	34.7
Emerging & Other	6.5	(0.8)	0.3	1.5	—	7.4
Corporate	(46.5)	23.4	3.1	—	—	(20.0)
Total	$133.9	$66.4	$18.4	$48.1	$1.2	$268.0

	For the three months ended December 31, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$127.7	$15.5	$9.0	$0.3	$0.9	$153.2
ANGI Homeservices	(33.9)	29.0	4.8	16.4	—	16.2
Vimeo	(8.1)	—	0.3	1.4	—	(6.3)
Dotdash	4.9	—	0.3	1.0	—	6.3
Applications	28.9	—	0.8	0.5	—	30.2
Emerging & Other	11.3	0.1	0.6	0.4	—	12.5
Corporate	(36.5)	12.7	2.9	—	—	(20.8)
Total	$94.4	$57.3	$18.8	$20.0	$0.9	$191.2

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA (continued)

	For the twelve months ended December 31, 2018
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$553.3	$66.0	$33.0	$1.3	$0.3	$653.9
ANGI Homeservices	63.9	97.1	24.3	62.2	—	247.5
Vimeo	(35.6)	—	1.2	6.3	—	(28.0)
Dotdash	18.8	—	1.0	1.6	—	21.4
Applications	94.8	—	2.6	33.3	1.1	131.8
Emerging & Other	30.0	0.9	1.7	3.6	—	36.2
Corporate	(160.0)	74.4	11.6	—	—	(74.0)
Total	$565.1	$238.4	$75.4	$108.4	$1.5	$988.8

	For the twelve months ended December 31, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$360.5	$69.1	$32.6	$1.5	$5.3	$468.9
ANGI Homeservices	(149.2)	149.2	14.5	23.3	—	37.9
Vimeo	(27.3)	—	1.4	2.3	—	(23.6)
Dotdash	(15.7)	—	2.3	10.7	—	(2.8)
Applications	130.2	—	3.9	2.2	0.5	136.8
Emerging & Other	17.4	2.1	4.1	2.3	—	25.9
Corporate	(127.4)	44.2	15.5	—	—	(67.8)
Total	$188.5	$264.6	$74.3	$42.1	$5.8	$575.3

ANGI HOMESERVICES OPERATING INCOME MARGIN AND ADJUSTED EBITDA MARGIN RECONCILIATION

		Angie’s List Transaction-Related Items			Handy Transaction-Related Items
Q4 2018	As Reported	Deferred Revenue Write-offs	Transaction Costs	Stock-based Compensation Expense	Deferred Revenue Write-offs	Transaction Costs	Stock-based Compensation Expense	Excluding Transaction- Related Items

Revenue	$279.0	$0.1			$0.4			$279.5

Operating income	$17.9	$0.1	$—	$18.8	$0.4	$2.0	$1.9	$41.1
Operating income margin	6%							15%

Adjusted EBITDA	$66.2	$0.1	$—		$0.4	$2.0		$68.7
Adjusted EBITDA margin	24%							25%

		Angie’s List Transaction-Related Items			Handy Transaction-Related Items
FY 2018	As Reported	Deferred Revenue Write-offs	Transaction Costs	Stock-based Compensation Expense	Deferred Revenue Write-offs	Transaction Costs	Stock-based Compensation Expense	Excluding Transaction- Related Items

Revenue	$1,132.2	$5.5			$0.4			$1,138.1

Operating income	$63.9	$5.5	$3.6	$70.6	$0.4	$3.3	$1.9	$149.2
Operating income margin	6%							13%

Adjusted EBITDA	$247.5	$5.5	$3.6		$0.4	$3.3		$260.3
Adjusted EBITDA margin	22%							23%

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted EBITDA margin and Free Cash Flow, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”).  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature.  Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.  We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

IAC PRINCIPLES OF FINANCIAL REPORTING - continued

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions (including the combination of HomeAdvisor and Angie’s List) of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash and we view the economic cost of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  To the extent that stock-based awards are settled on a net basis, the Company remits the required tax-withholding amounts from its current funds.

Please see page 10 for a summary of our dilutive securities, including stock-based awards as of February 1, 2019 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions (including the combination of HomeAdvisor and Angie’s List).  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as technology, service professional and contractor relationships, customer lists and user base, memberships, trade names and content, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the ANGI Homeservices conference call which will be held at 8:30 a.m. Eastern Time on February 8, 2019 (with IAC executives participating to answer questions regarding IAC), may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our continued ability to market, distribute and monetize our products and services through search engines, social media platforms and digital app stores, (ii) the failure or delay of the markets and industries in which our businesses operate to migrate online, (iii) our continued ability to introduce new and enhanced products and services that resonate with consumers, (iv) our ability to market our various products and services in a successful and cost-effective manner, (v) our ability to compete effectively, (vi) our ability to build, maintain and/or enhance our various brands, (vii) our ability to develop and monetize versions of our products and services for mobile and other digital devices, (viii) our continued ability to rely on third parties in connection with the distribution and use of our products and services, (ix) adverse economic events or trends, either generally and/or in any of the markets in which our businesses operate, (x) our continued ability to communicate with users and consumers via e-mail or an effective alternative means of communication, (xi) the migration of users from our higher monetizing dating products to our lower monetizing dating products, (xii) our ability to successfully offset increasing digital app store fees, (xiii) our ability to establish and maintain relationships with quality service professionals, (xiv) changes in our relationship with, or policies implemented by, Google, (xv) foreign exchange currency rate fluctuations, (xvi) our ability to protect our systems from cyberattacks and to protect personal and confidential user information, (xvii) the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, (xviii) the integrity, quality, scalability and redundancy of our systems, technology and infrastructure (and those of third parties with whom we do business), (xix) changes in key personnel, (xx) our ability to service our outstanding indebtedness, (xxi) dilution with respect to our investments in Match Group and ANGI Homeservices, (xxii) operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, (xxiii) our ability to expand successfully into international markets, (xxiv) regulatory changes and (xxv) our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties.  Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds great companies.  We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially-disciplined opportunism and fairness in all matters will never change.  IAC today operates Vimeo, Dotdash and The Daily Beast, among many others, and also has majority ownership of both Match Group, which includes Tinder, Match, PlentyOfFish, and OkCupid, and ANGI Homeservices, which includes HomeAdvisor, Angie’s List and Handy.  The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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